Exhibit 10.41

NOTICE OF AMENDMENT TO

RESTRICTED STOCK AGREEMENTS

You have been identified as someone having one or more Restricted Stock Agreements dated on or before June 11, 2012. Pursuant to the terms of the applicable Plan under which your grant or grants were made, the Committee has determined to amend your Agreement for each such grant as set forth below, and the Committee has further determined that this amendment does not reduce your rights in any way.

The purpose of the amendment is to simplify the vesting provisions and to clarify the relationship between the vesting of your Restricted Stock and any blackout (no-trade) period to which you might be subject.

Therefore, Section 7 in all Restricted Stock Agreements entered into on or prior to June 11, 2012 has been amended as follows:

1.              All references in the Vesting Date chart to “scheduled blackout periods” (“SBP”) and “date of expiration of the SBP” (“DESBP”) are deleted, as well as the “Later of (x) and (y)” provisions, such that the dates set forth in the Vesting Date chart are the dates on which the Restricted Stock will vest, in the percentages indicated; and,

2.              The two paragraphs in Section 7 following the Vesting Date chart are deleted and replaced in their entirety with the following:

Restricted Stock that vests will cease to be Restricted Stock (but will remain subject to the terms of the Plan).  The number of shares to which you become entitled on vesting shall be reduced by the Company to cover the applicable minimum statutorily required withholding obligation, except that you may elect to pay some or all of the amount of such obligation in cash in a manner acceptable to the Company.  Fractional shares shall not vest but shall instead be accumulated for vesting as whole shares in accordance with Company policy, with full vesting scheduled to occur no later than the final Vesting Date.  All unscheduled and scheduled blackout periods (each, a “BP”) are determined by the Company.  If a Vesting Date occurs during a BP to which you are subject, (i) you will vest in the applicable shares on the applicable Vesting Date, but (ii) you will be unable to sell your shares (net of any shares withheld by the Company to pay minimum required taxes) until the earliest date on which all BPs to which you are subject have expired.

All vesting will occur only on the appropriate Vesting Dates, with no proportionate or partial vesting in the period prior to any such date.  Except as otherwise provided in the preceding paragraph, when any Restricted Stock becomes vested, the Company (unless it determines a delay is required under applicable law or rules) will promptly issue and deliver to you a stock certificate registered in your name or will promptly recognize ownership of your shares through uncertificated book entry or another similar method, subject to applicable federal, state and local tax withholding in the manner described herein or otherwise acceptable to the Committee.  Subject to the provisions of this Agreement, you will be permitted to transfer shares of Restricted Stock following the expiration of the Restriction Period, but only to the extent permitted by applicable law.

Other than as set forth above, your Restricted Stock Agreement or Agreements are unchanged and in full force and effect.